Exhibit 16.1

May 7, 2008

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Angeion Corporation (the Company) and, under the date of January 28, 2008, we reported on the consolidated financial statements of Angeion Corporation as of and for the years ended October 31, 2007 and 2006. On May 1, 2008, we were dismissed. We have read Angeion Corporation’s statements included under Item 4.01 of its Form 8-K dated May 1, 2008, and we agree with such statements, except that we are not in a position to agree or disagree with Angeion Corporation’s statement that the change was approved by the Audit Committee of the Board of Directors, and we are not in a position to agree or disagree with Angeion Corporation’s statements that Virchow Krause & Company, LLP has been engaged as the Company’s independent registered public accounting firm for the fiscal year ended October 31, 2008 and that the Company did not consult with Virchow Krause regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company’s financial statements; or (iii) any matter that was either subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Very truly yours,

(Signed) KPMG LLP